Exhibit 10.5

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”), effective as of the 11th day of June, 2026, amends the Employment Agreement, dated April 1, 2025 (the “Employment Agreement”), by and between Adial Pharmaceuticals, Inc. (the “Company”), and Tony Goodman (“Executive”). Capitalized terms used herein without definition shall have the meanings assigned in the Employment Agreement.

WHEREAS, Executive and the Corporation desire to amend the Employment Agreement to add a new section 4.2.6 and amend the provisions of Section 4.2.5 thereof.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Employment Agreement as follows:

1. Amendments.

1.1 Section 4.2.5 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“4.2.5 Release Requirement. Payment and provision of the benefits set forth in Sections 4.2.2, or 4.2.3 or 4.2.6 (other than the Accrued Benefits) is subject to the Executive’s (or, as applicable, the Executive’s estate’s or legal representative’s) execution of a general release of claims and covenant not to sue in form and substance satisfactory to the Company, such that such release becomes effective, with all revocation periods having expired unexercised, within sixty (60) days after the Termination Date. Notwithstanding the foregoing, if such sixty (60) day period ends in a calendar year after the calendar year in which the Executive’s employment terminates, then to the extent required by Section 409A, any severance payment set forth in Sections 4.2.2 or 4.2.3 or 4.2.6 (other than the Accrued Benefits) that would have been made during the calendar year in which the Executive’s employment terminates instead shall be withheld and paid on the first payroll date in the calendar year after the calendar year in which the Executive’s employment terminates, with all remaining payments to be made as if no such delay had occurred. “

2. The following new Section 4.2.6 is hereby added to the Employment Agreement:

“4.2.6 Special Termination. If the Executive’s employment is terminated without Cause at any time within twenty four (24) months after an Execution Trigger (as defined below); then the Executive shall be entitled to receive (i) the Accrued Benefits; and (ii), subject to Section 4.2.5: (x) the Unpaid Prior Year Bonus at the same time as if no such termination had occurred and the Annual Bonus target for the year in which the Termination Date occurs, multiplied by a fraction (A) the numerator of which is the number of days in the fiscal year that have transpired through the Termination Date and (B) the denominator of which is the number of days in such fiscal year to be paid in cash on the first payroll date after the effective date of the release with all revocation periods having expired unexercised (as described in Section 4.2.5); (y) a lump sum payment equal to twelve (12) times the Executive’s monthly Base Salary (at the highest rate in effect during the 12 month period commencing on the date of such termination) and the higher of Executive’s target Annual Bonus opportunity and the Annual Bonus paid to Executive with respect to the fiscal year immediately preceding the fiscal year in which such termination occurred, with such payment to be paid in cash on the first payroll date after the effective date of the release with all revocation periods having expired unexercised (as described in Section 4.2.5) and (z) a payment equal to 12 times the monthly COBRA premium for Executive and his eligible dependents (at the rate in effect for Executive’s coverage at the time of his termination, regardless of whether Executive elects COBRA coverage), with such payment to be paid in cash after the effective date of the release with all revocation periods having expired unexercised (as described in Section 4.2.5), at the option of Executive either in a lump sum payment on the first payroll date after the effective date of the release with all revocation periods having expired unexercised (as described in Section 4.2.5) or in installments over 12 months following the Termination Date; provided, however, that if Executive and/or his eligible dependents are receiving health coverage through Medicare the reference to paying 12 times the monthly COBRA premium for such persons shall be deemed to be instead their applicable Medicare premium (including Medicare Part B, Part D, and any Medicare Supplement or Medicare Advantage plan premiums). To the extent the following will not result in a violation of Section 409A, the Executive shall be entitled to, in addition to the Accrued Benefits and the payments set forth in the foregoing clauses (x) through (z), and subject to Section 4.2.5, immediate and full accelerated vesting of all equity awards received by Executive from the Company or any of its direct or indirect parent companies that are outstanding as of the Termination Date without regard for the vesting schedule set forth in any applicable plan or agreement governing such equity awards; provided that, any equity awards that are subject to the satisfaction of performance goals shall be deemed earned at not less than target performance; and provided, further, that, with respect to any equity award that is in the form of a stock option or stock appreciation right, the option or stock appreciation right shall remain outstanding and exercisable for 24 months following the Termination Date (but in no event beyond the expiration date of the applicable option or stock appreciation right). For purposes of this Agreement an Execution Trigger shall occur upon the Company’s execution of a definitive agreement, merger agreement or other agreement providing for a transaction that upon consummation would result in a non-listed private company or non-listed public company (the “Non-Listed Company”) combining with or being acquired by the Company or its subsidiary or the assets of the Non-Listed Company being acquired by the Company or its subsidiary in any structural form, including a sign and close merger, if the transaction would ultimately result in the Company’s voting securities immediately prior to the signing of the agreement not representing, or not being converted into securities that represent, a majority of the voting power of all voting securities of the Company immediately after the completion of the transaction or series of transactions contemplated by such agreement. All other rights the Executive may have to compensation and employee benefits from the Company or its Affiliates, other than as set forth in this Section 4.2.6, shall immediately terminate upon the Termination Date. An amount equal to Three Hundred Thousand Dollars ($300,000) shall be allocated from the payment described in clause (ii) of this Section 4.2.6 as, and deemed, a payment to Executive in exchange for the Executive’s covenant not to compete as set forth in Section 4.5 of the Employment Agreement, which the parties acknowledge and agree represents the fair market value of the non-compete obligation and is intended to constitute compensation for refraining from services within the meaning of Section 280G(b)(4)(A) of the Code. The parties further agree that such amount is separately bargained for, is not severance pay, and shall be treated as consideration for the covenant not to compete and excluded from “parachute payments” under Section 280G to the maximum extent permitted by law.”

2. Severability. The provisions of this Amendment are severable and if any part of it is found to be unenforceable the other paragraphs shall remain fully valid and enforceable.

3. No Other Amendments; Confirmation. All other terms of the Employment Agreement shall remain in full force and effect. The Employment Agreement, as amended by this Amendment, constitutes the entire agreement between the parties with respect to the subject matter thereof.

4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

5. Governing Law. This Amendment is made and shall be construed and performed under the laws of the State of Delaware without regard to its choice or conflict of law principles.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Employment Agreement as of the day and year first written above.

Company:

ADIAL PHARMACEUTICALS, INC.

By:	/s/ Cary J. Claiborne
Name:	Cary J. Claiborne
Title:	Chief Executive Officer

Executive:

/s/ Tony Goodman
TONY GOODMAN

SIGNATURE PAGE TO AMENDMENT TO EMPLOYMENT AGREEMENT

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